Exhibit 99.1

Global Partners Reports First-Quarter 2016 Financial Results

WALTHAM, Mass.--(BUSINESS WIRE)--May 9, 2016--Global Partners LP (NYSE: GLP) today reported financial results for the first quarter ended March 31, 2016.

The net loss attributable to Global for the first quarter of 2016 was $7.0 million, or $0.21 per limited partner unit, compared with net income attributable to the Partnership of $30.4 million, or $0.92 per diluted limited partner unit, for the first quarter of 2015.

Combined product margin for the first quarter of 2016 was $154.5 million, compared with $190.1 million for the first quarter of 2015.

Earnings before interest, taxes, depreciation and amortization (EBITDA) were $42.6 million for the first quarter of 2016, compared with $71.8 million for the same period of 2015.

Adjusted EBITDA, which is EBITDA further adjusted for the loss on the sale and disposition of assets and impairment charges, was $48.7 million for the first quarter of 2016, compared with Adjusted EBITDA of $72.3 million for the same period of 2015.

Distributable cash flow (DCF) for the first quarter of 2016 was $16.4 million. Excluding the loss on the sale and disposition of assets and impairment charges, DCF would have been $22.5 million. This compares with $53.7 million for the first quarter of 2015.

“Continued tight crude differentials, significantly warmer temperatures and rising wholesale gasoline prices negatively affected first-quarter results,” said Eric Slifka, the Partnership’s president and chief executive officer. “While weather and changing commodity prices are everyday factors, tight crude differentials and the fixed costs supporting our crude-by-rail operations remain key challenges to our business.

“We are adjusting our business model to address these challenges,” Slifka continued. “We are on schedule to complete the dock expansion and crude-to-ethanol tank conversion at our Oregon terminal in the third quarter of 2016. In our GDSO segment, several raze-and-rebuild and new-to-industry sites are slated for opening this year. At the same time, we are moving forward with strategic divestiture programs and are continuing to closely manage expenses.”

Gross profit was $130.1 million for the first quarter of 2016, compared with $168.6 million for the first quarter of 2015. Product margin in the GDSO segment was $108.3 million versus $98.4 million in the first quarter of 2015, driven primarily by the Partnership’s acquisition of a retail portfolio from Capitol Petroleum Group in June 2015. Wholesale segment product margin was $39.2 million, compared with $80.1 million in the first quarter of 2015, reflecting: tighter margins in crude oil and the negative impact of fixed costs including railcar leases; favorable market conditions in the first quarter of 2015 in wholesale gasoline that did not recur in the first quarter of this year; and warmer weather. Temperatures in the first quarter of 2016 were 12 percent warmer than normal and 26 percent warmer than the same period last year. Warmer weather also affected the Commercial segment product margin, which was $6.9 million for the first quarter of 2016, compared with $11.6 million in the same period of 2015.

Sales for the first quarter of 2016 were $1.8 billion, compared with $3.0 billion for the same period in 2015, attributable to lower commodity prices and to a decline in volume. Wholesale segment sales were $910.2 million, compared with $2.0 billion for the first quarter of 2015. Sales in the GDSO segment were $701.3 million versus $780.4 million for the same period in 2015. Commercial segment sales were $139.3 million, compared with $226.8 million for the first quarter of 2015.

Wholesale segment volume was 815.0 million gallons in the first quarter of 2016, compared with 1.2 billion gallons for the same period of 2015, primarily due to elective changes in supply logistics for a particular gasoline customer. Volume in the GDSO segment was 363.8 million gallons for the first quarter of 2016, compared with 341.5 million gallons in the first quarter of 2015, primarily attributable to the June 2015 acquisition of Capitol. Commercial segment volume was 127.7 million gallons, compared with 126.4 million gallons for the first quarter of 2015.

Combined product margin, EBITDA, Adjusted EBITDA, and DCF are non-GAAP (Generally Accepted Accounting Principles) financial measures, which are explained in greater detail below under “Use of Non-GAAP Financial Measures.” Please refer to Financial Reconciliations included in this news release for reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures for the three months ended March 31, 2016 and 2015.

Recent Developments

  Global’s Board of Directors announced a quarterly cash distribution of $0.4625 per unit, or $1.85 per unit on an annualized basis, on all of its outstanding common units for the period from January 1 to March 31, 2016. The distribution will be paid May 16, 2016 to unitholders of record as of the close of business on May 6, 2016.
  In April, Global expanded its gasoline station and convenience-store network in Western Massachusetts with the addition of 22 retail sites. Located in the Pittsfield and Springfield areas, the stores are being added through long-term leases.
  Global recently retained NRC Realty & Capital Advisors, LLC to coordinate the sale of 86 non-strategic gas station and convenience store locations in the Northeast and Mid-Atlantic. The sale is part of Global’s strategy to optimize the cash flow from its portfolio of owned and leased retail sites.

Business Outlook

“Looking ahead, we will continue to streamline our portfolio and assess our lines of business by further optimizing our assets,” concluded Slifka. Global is affirming its guidance provided on its fourth-quarter earnings call on February 29, 2016, of full-year 2016 EBITDA in the range of $170 million to $200 million. The Partnership’s guidance and future performance are based on assumptions regarding market conditions such as the continuation of a competitive crude oil market, business cycles, demand for petroleum products and renewable fuels, utilization of assets and facilities, weather, credit markets, the regulatory and permitting environment and the forward product pricing curve, which could influence quarterly financial results. The Partnership believes these assumptions are reasonable given currently available information and its assessment of historical trends. Because Global’s assumptions and future performance are subject to a wide range of business risks and uncertainties, the Partnership can provide no assurance that actual performance will fall within guidance ranges.

Financial Results Conference Call

Management will review the Partnership’s first-quarter 2016 financial results in a teleconference call for analysts and investors today.

Time:	10:00 a.m. ET

Dial-in numbers:	(877) 709-8155 (U.S. and Canada)
(201) 689-8881 (International)

The call also will be webcast live and archived on Global’s website.

Use of Non-GAAP Financial Measures

Product Margin
Global Partners views product margin as an important performance measure of the core profitability of its operations. The Partnership reviews product margin monthly for consistency and trend analysis. Global Partners defines product margin as product sales minus product costs. Product sales primarily include sales of unbranded and branded gasoline, distillates, residual oil, renewable fuels, crude oil, natural gas and propane, as well as convenience store sales, gasoline station rental income and revenue generated from the Partnership’s logistics activities when it engages in the storage, transloading and shipment of products owned by others. Product costs include the cost of acquiring the refined petroleum products, renewable fuels, crude oil, natural gas and propane and all associated costs including shipping and handling costs to bring such products to the point of sale, as well as product costs related to convenience store items and costs associated with the Partnership’s logistics activities. The Partnership also looks at product margin on a per unit basis (product margin divided by volume). Product margin is a non-GAAP financial measure used by management and external users of Global Partners’ consolidated financial statements to assess the Partnership’s business. Product margin should not be considered an alternative to net income, operating income, cash flow from operations, or any other measure of financial performance presented in accordance with GAAP. In addition, Global Partners’ product margin may not be comparable to product margin or a similarly titled measure of other companies.

EBITDA and Adjusted EBITDA

EBITDA and Adjusted EBITDA are non-GAAP financial measures used as supplemental financial measures by management and may be used by external users of Global Partners’ consolidated financial statements, such as investors, commercial banks and research analysts, to assess the Partnership’s:

  compliance with certain financial covenants included in its debt agreements;
  financial performance without regard to financing methods, capital structure, income taxes or historical cost basis;
  ability to generate cash sufficient to pay interest on its indebtedness and to make distributions to its partners;
  operating performance and return on invested capital as compared to those of other companies in the wholesale, marketing, storing and distribution of refined petroleum products, renewable fuels, crude oil, natural gas and propane, without regard to financing methods and capital structure; and
  viability of acquisitions and capital expenditure projects and the overall rates of return of alternative investment opportunities.

Adjusted EBITDA is EBITDA further adjusted for the gain or loss on the sale and disposition of assets and impairment charges. EBITDA and Adjusted EBITDA should not be considered as alternatives to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA and Adjusted EBITDA exclude some, but not all, items that affect net income, and these measures may vary among other companies. Therefore, EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Distributable Cash Flow
Distributable cash flow is an important non-GAAP financial measure for Global Partners’ limited partners since it serves as an indicator of the Partnership's success in providing a cash return on their investment. Distributable cash flow means the Partnership’s net income plus depreciation and amortization minus maintenance capital expenditures, as well as adjustments to eliminate items approved by the audit committee of the Board of Directors of the Partnership's general partner that are extraordinary or non-recurring in nature and that would otherwise increase distributable cash flow. Specifically, this financial measure indicates to investors whether or not the Partnership has generated sufficient earnings on a current or historic level that can sustain or support an increase in its quarterly cash distribution. Distributable cash flow is a quantitative standard used by the investment community with respect to publicly traded partnerships. Distributable cash flow should not be considered as an alternative to net income, operating income, cash flow from operations, or any other measure of financial performance presented in accordance with GAAP. In addition, Global Partners' distributable cash flow may not be comparable to distributable cash flow or similarly titled measures of other companies.

About Global Partners LP
A publicly traded master limited partnership, Global is a midstream logistics and marketing company that owns, controls or has access to one of the largest terminal networks of petroleum products and renewable fuels in the Northeast. Global also is one of the largest distributors of gasoline, distillates, residual oil and renewable fuels to wholesalers, retailers and commercial customers in New England and New York. The Partnership is engaged in the transportation of crude oil and other products by rail from the mid-continental U.S. and Canada to the East and West Coasts for distribution to refiners and others. With approximately 1,600 locations, primarily in the Northeast, Global also is one of the largest independent owners, suppliers and operators of gasoline stations and convenience stores. Global is No. 180 in the Fortune 500 list of America’s largest corporations. For additional information, visit www.globalp.com.

Forward-looking Statements
Certain statements and information in this press release may constitute “forward-looking statements.” The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. All comments concerning our expectations for future revenues and operating results are based on our forecasts for our existing operations and do not include the potential impact of any future acquisitions. Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections.

For additional information regarding known material factors that could cause our actual results to differ from our projected results, please see our filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

GLOBAL PARTNERS LP
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per unit data)
(Unaudited)

	Three Months Ended
	March 31,
	2016	2015
Sales	$1,750,812	$2,979,116
Cost of sales	1,620,753	2,810,558
Gross profit	130,059	168,558

Costs and operating expenses:
Selling, general and administrative expenses	34,984	48,786
Operating expenses	72,236	68,656
Amortization expense	2,509	5,341
Loss on sale and disposition of assets and impairment charges	6,105	437
Total costs and operating expenses	115,834	123,220

Operating income	14,225	45,338

Interest expense	(22,980)	(13,963)

(Loss) income before income tax benefit (expense)	(8,755)	31,375

Income tax benefit (expense)	920	(966)

Net (loss) income	(7,835)	30,409

Net loss attributable to noncontrolling interest	811	6

Net (loss) income attributable to Global Partners LP	(7,024)	30,415

Less: General partner's interest in net (loss) income, including
incentive distribution rights (1)	(47)	2,179

Limited partners' interest in net (loss) income	$(6,977)	$28,236

Basic net (loss) income per limited partner unit (2)	$(0.21)	$0.92

Diluted net (loss) income per limited partner unit (2)	$(0.21)	$0.92

Basic weighted average limited partner units outstanding	33,517	30,599

Diluted weighted average limited partner units outstanding (3)	33,317	30,712

(1) As a result of the June 2015 issuance of 3,000,000 common units, the general partner interest was reduced to 0.67% for the three months ended March 31, 2016 from 0.74% for the three months ended March 31, 2015.
(2) Under the Partnership's partnership agreement, for any quarterly period, the incentive distribution rights ("IDRs") participate in net income only to the extent of the amount of cash distributions actually declared, thereby excluding the IDRs from participating in the Partnership's undistributed net income or losses. Accordingly, the Partnership's undistributed net income is assumed to be allocated to the limited partners' interest and to the General Partner's general partner interest. Limited partners' interest in net income is divided by the weighted average limited partner units outstanding in computing the net income per limited partner unit.
(3) Basic units were used to calculate diluted net income per limited partner unit for the three months ended March 31, 2016, as using the effects of phantom units would have an anti-dilutive effect on net income per limited partner unit.

GLOBAL PARTNERS LP
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	March 31,	December 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$17,069	$1,116
Accounts receivable, net	308,359	311,354
Accounts receivable - affiliates	3,482	2,578
Inventories	402,872	388,952
Brokerage margin deposits	38,855	31,327
Derivative assets	43,397	66,099
Prepaid expenses and other current assets	73,467	65,609
Total current assets	887,501	867,035

Property and equipment, net	1,217,659	1,242,683
Intangible assets, net	72,871	75,694
Goodwill	435,369	435,369
Other assets	42,038	42,894

Total assets	$2,655,438	$2,663,675

Liabilities and partners' equity
Current liabilities:
Accounts payable	$255,798	$303,781
Working capital revolving credit facility - current portion	185,200	98,100
Environmental liabilities - current portion	5,345	5,350
Trustee taxes payable	88,005	95,264
Accrued expenses and other current liabilities	44,584	60,328
Derivative liabilities	25,923	31,911
Total current liabilities	604,855	594,734

Working capital revolving credit facility - less current portion	150,000	150,000
Revolving credit facility	275,100	269,000
Senior notes	657,213	656,564
Environmental liabilities - less current portion	66,795	67,883
Financing obligation	89,845	89,790
Deferred tax liabilities	83,280	84,836
Other long-term liabilities	56,665	56,884
Total liabilities	1,983,753	1,969,691

Partners' equity
Global Partners LP equity	626,539	647,789
Noncontrolling interest	45,146	46,195
Total partners' equity	671,685	693,984

Total liabilities and partners' equity	$2,655,438	$2,663,675

GLOBAL PARTNERS LP
FINANCIAL RECONCILIATIONS
(In thousands)
(Unaudited)
	Three Months Ended
	March 31,
	2016	2015
Reconciliation of gross profit to product margin
Wholesale segment:
Gasoline and gasoline blendstocks	$16,362	$29,829
Crude oil	(2,373)	15,257
Other oils and related products	25,249	35,007
Total	39,238	80,093
Gasoline Distribution and Station Operations segment:
Gasoline	65,387	61,699
Station operations	42,925	36,723
Total	108,312	98,422
Commercial segment	6,910	11,558
Combined product margin	154,460	190,073
Depreciation allocated to cost of sales	(24,401)	(21,515)
Gross profit	$130,059	$168,558

Reconciliation of net (loss) income to EBITDA and Adjusted EBITDA
Net (loss) income	$(7,835)	$30,409
Net loss attributable to noncontrolling interest	811	6
Net (loss) income attributable to Global Partners LP	(7,024)	30,415
Depreciation and amortization, excluding the impact of noncontrolling interest	27,536	26,499
Interest expense, excluding the impact of noncontrolling interest	22,980	13,961
Income tax (benefit) expense	(920)	966
EBITDA	42,572	71,841
Loss on sale and disposition of assets and impairment charges	6,105	437
Adjusted EBITDA	$48,677	$72,278

Reconciliation of net cash used in operating activities to EBITDA and Adjusted EBITDA
Net cash used in operating activities	$(53,516)	$(113,915)
Net changes in operating assets and liabilities and certain non-cash items	74,350	172,796
Net cash from operating activities and changes in operating
assets and liabilities attributable to noncontrolling interest	(322)	(1,967)
Interest expense, excluding the impact of noncontrolling interest	22,980	13,961
Income tax (benefit) expense	(920)	966
EBITDA	42,572	71,841
Loss on sale and disposition of assets and impairment charges	6,105	437
Adjusted EBITDA	$48,677	$72,278

Reconciliation of net (loss) income to distributable cash flow
Net (loss) income	$(7,835)	$30,409
Net loss attributable to noncontrolling interest	811	6
Net (loss) income attributable to Global Partners LP	(7,024)	30,415
Depreciation and amortization, excluding the impact of noncontrolling interest	27,536	26,499
Amortization of deferred financing fees and senior notes discount	1,772	1,638
Amortization of routine bank refinancing fees	(1,077)	(1,121)
Maintenance capital expenditures, excluding the impact of noncontrolling interest	(4,826)	(3,721)
Distributable cash flow (1)	$16,381	$53,710

Reconciliation of net cash used in operating activities to
distributable cash flow
Net cash used in operating activities	$(53,516)	$(113,915)
Net changes in operating assets and liabilities and certain non-cash items	74,350	172,796
Net cash from operating activities and changes in operating
assets and liabilities attributable to noncontrolling interest	(322)	(1,967)
Amortization of deferred financing fees and senior notes discount	1,772	1,638
Amortization of routine bank refinancing fees	(1,077)	(1,121)
Maintenance capital expenditures, excluding the impact of noncontrolling interest	(4,826)	(3,721)
Distributable cash flow (1)	$16,381	$53,710

(1) Distributable cash flow includes a loss on sale and disposition of assets and impairment charges of $6.1 million and $0.4 million for the three months ended March 31, 2016 and 2015, respectively. Excluding the loss on sale and disposition of assets and impairment charges, distributable cash flow would have been $22.5 million and $54.1 million for the three months ended March 31, 2016 and 2015, respectively.

CONTACT:
GLOBAL PARTNERS LP
Daphne H. Foster, 781-894-8800
Chief Financial Officer
or
Edward J. Faneuil, 781-894-8800
Executive Vice President, General Counsel and Secretary